EXHIBIT 99.1

Contact:	James A. D. Smith
President and Chief Executive Officer
650-562-1424

GENELABS TECHNOLOGIES REPORTS 2006 YEAR-END

AND FOURTH QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif., March 22, 2007 -- Genelabs Technologies, Inc. (Nasdaq:GNLB) today reported financial results for the year ended December 31, 2006. Genelabs reported 2006 revenues of $11.2 million, compared to $6.8 million for 2005. Operating expenses were $20.6 million in 2006 compared to $18.2 million in 2005. For 2006, the company reported a net loss of $8.7 million, or $0.41 per share, compared to a net loss of $10.8 million, or $0.61 per share, in 2005.

The company also reported financial results for the fourth quarter of 2006. Revenues for the three months ended December 31, 2006 were $3.6 million, compared to revenues of $1.7 million for the three months ended December 31, 2005. Operating expenses for the fourth quarter of 2006 were $4.2 million, compared to $4.1 million for the fourth quarter of 2005. The net loss for the three months ended December 31, 2006 was $0.4 million, or $0.02 per share, compared to a net loss of $2.3 million, or $0.13 per share, for the three months ended December 31, 2005.

Genelabs had $18.6 million in cash, cash equivalents and restricted cash at December 31, 2006.

The increase in revenue for both the fourth quarter and full year 2006 compared to the same periods in 2005 resulted primarily from our non-nucleoside collaboration with Novartis Institutes for BioMedical Research, Inc. targeted at hepatitis C virus, or HCV, which commenced in June 2006. Revenue from this collaboration includes on-going research funding as well as a portion of the $12.5 million up-front license fee received from Novartis in 2006, which is being recognized on a straight line basis over the three-year term of our potential obligations under the collaboration. In addition, during 2006 we continued to recognize revenue from our HCV research collaboration with Gilead Sciences, Inc., and from our collaborations for the development and commercialization of PrestaraTM, with Watson Pharmaceuticals and Tanabe Seiyaku Co., Ltd.

“2006 was a pivotal year for Genelabs, in which we further demonstrated that our HCV drug discovery capabilities are world-class by entering into a new license and research collaboration with Novartis covering our non-nucleoside HCV polymerase inhibitor program,” said James A. D. Smith, President and Chief Executive Officer. “This is the second major HCV collaboration Genelabs has formed, complementing our ongoing HCV collaboration with Gilead Sciences covering nucleoside compounds. During 2006 we also expanded our internal HCV drug discovery efforts, adding several feasibility programs and further expanding our NS5a directed effort. In addition, we submitted a protocol to the FDA for a new phase III clinical trial of Prestara which is designed to assess the impact of this investigational drug on severe lupus flare. This submission was made with a request for a special protocol assessment, and our development

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Genelabs Technologies Reports 2006 Year-End and Fourth Quarter Financial Results

team is working closely with the FDA to complete this process. We reduced our cash burn in 2006 relative to prior years and improved our cash balance, both through the impact of our HCV collaborations as well as through financing activities completed in 2006 and February 2007. Our current cash balance is expected to fund operations into 2009. Taken collectively, Genelabs is well positioned to move forward on multiple fronts in our efforts to continue to create value for shareholders.”

About Genelabs Technologies

Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery capabilities that can support various research and development projects. Genelabs is currently concentrating these capabilities on discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program, while also developing a late-stage product for lupus. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.

Genelabs® and the Genelabs logo are registered trademarks and Prestara™ is a trademark of Genelabs Technologies, Inc.

NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements including statements regarding the progress of the Company’s HCV drug discovery programs, the design of a phase III clinical trial for Prestara and the future of the company’s research and development programs. These forward-looking statements are based on Genelabs’ current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, that Genelabs may not be able to raise sufficient funds to continue operations; delisting of Genelabs common stock from the Nasdaq Capital Market; fluctuations in Genelabs’ stock price; failures or setbacks in our HCV research programs or in our collaboration with Gilead; progress and announcements by competitors regarding their HCV programs; regulatory problems or delays regarding Prestara™, including an adverse response from the FDA or a determination to discontinue development of Prestara; increases in expenses and Genelabs’ capital requirements and history of operating losses. Please see the information appearing in Genelabs’ filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the captions “Risk Factors” and “Forward-Looking Statements” for more discussion regarding these uncertainties and risks and others associated with the company’s research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.

-Financials to Follow-

GENELABS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$18,560	$10,061
Other current assets	1,279	689
Property and equipment, net	1,011	951
Other long-term assets	1,222	960
	$22,072	$12,661

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities, including deferred revenue	$19,066	$10,314
Shareholders’ equity	3,006	2,347
	$22,072	$12,661

Note: Balances are derived from the audited financial statements.

GENELABS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the three months ended		For the year ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)		Note 1

Revenue	$3,583	$1,719	$11,209	$6,849

Operating expenses:
Research and development	2,742	2,780	13,620	12,205
General and administrative	1,456	1,318	7,008	5,958
Total operating expenses	4,198	4,098	20,628	18,163

Operating loss	(615)	(2,379)	(9,419)	(11,314)

Interest income, net	250	108	734	472

Net loss	$(365)	$(2,271)	$(8,685)	$(10,842)

Net loss per common share, basic and diluted	$(0.02)	$(0.13)	$(0.41)	$(0.61)

Weighted average shares outstanding to calculate basic and diluted net loss per common share	20,952	17,775	20,952	17,738

Note 1: Derived from audited financial statements.